Exhibit 4.12

FOURTH AMENDED AND RESTATED FORBEARANCE AGREEMENT

This Fourth Amended and Restated Forbearance Agreement (the “Agreement”) is made effective the 1st day of February, 2003, and is by and among American Medical Technologies, Inc. a Delaware corporation (the “Borrower”) and Bank One, N. A. (formerly known as Bank One, Michigan and collectively with its predecessors and assignors shall be referred to herein as the “Lender”).

W I T N E S S E T H:

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Recitations.

1.1                                 The Credit Agreement.  On or about September 21, 2000, the Lender and the Borrower executed a certain Line of Credit Agreement (the “Credit Agreement”) providing for certain loans made by Lender to Borrower and evidenced by a Revolving Business Credit Note (the “Note”). Among other documents executed contemporaneously with the Credit Agreement were a Continuing Security Agreement and UCC-1 Financing Statements (collectively, the “Loan Documents”).

1.2                                 The First Amendment.  On or about March 20, 2001, the Lender and Borrower executed that certain letter agreement constituting an amendment to the Credit Agreement (the “First Amendment”) providing for certain amendments to the Credit Agreement as set forth therein.

1.3                                 The Second Amendment.  On or about June 25, 2001, the Lender and Borrower executed that certain letter agreement constituting an amendment to the Credit Agreement (the “Second Amendment”) providing for certain amendments to the Credit Agreement as set forth therein.

1.4                                 The Credit Card Balance.  Borrower is further indebted to Lender in the approximate amount of $140,134.62 resulting from charges made by Borrower utilizing a business charge card line of credit (the “Credit Card Balance”).

1.5                                 Payable Status.  All obligations of Borrower are in default and are presently due and payable and Borrower has requested that Lender: (a) forbear from taking any actions to collect the amounts due under the Loan Documents, and (b) agree to the other terms and conditions set forth herein. The Lender is willing to agree to the Borrower’s request on the condition that the Borrower fully and faithfully perform its obligations under the Loan Documents, including but not limited to, the Credit Agreement, as amended.

1.6                                 The Forbearance Agreement.  At Borrower’s request, Borrower and Lender entered into that certain Forbearance Agreement dated November 6, 2001 (the “Forbearance Agreement”) whereby the Lender agreed to forbear from exercising certain of its rights and remedies under the

Loan Documents for a period ending on December 20, 2001 in reliance upon the covenants, representations, and warranties of Borrower contained in the Forbearance Agreement.

1.7                                 The Amended & Restated Forbearance Agreement.  At Borrower’s request, Borrower and Lender entered into that certain Amended and Restated Forbearance Agreement dated December 20, 2001 (the “A&R Forbearance Agreement”) whereby the Lender agreed to forbear from exercising certain of its rights and remedies under the Loan Documents for a period ending on February 18, 2002 in reliance upon the covenants, representations, and warranties of Borrower contained in the A&R Forbearance Agreement.  The A&R Forbearance Agreement amended and restated the terms and provisions of the Forbearance Agreement.

1.8                                 The Second Amended & Restated Forbearance Agreement.  At Borrower’s request, Borrower and Lender entered into that certain Second Amended and Restated Forbearance Agreement dated February 18, 2002 (the “Second A&R Forbearance Agreement”) whereby the Lender agreed to forbear from exercising certain of its rights and remedies under the Loan Documents for a period ending on September 15, 2002 in reliance upon the covenants, representations, and warranties of Borrower contained in the Second A&R Forbearance Agreement.  The Second A&R Forbearance Agreement amended and restated the terms and provisions of the A&R Forbearance Agreement.

1.9                                 The Third Amended & Restated Forbearance Agreement.  At Borrower’s request, Borrower and Lender entered into that certain Third Amended and Restated Forbearance Agreement dated October 30, 2002 (the “Third A&R Forbearance Agreement”) whereby the Lender agreed to forbear from exercising certain of its rights and remedies under the Loan Documents for a period ending on January 31, 2003 in reliance upon the covenants, representations, and warranties of Borrower contained in the Third A&R Forbearance Agreement.  As part of the consideration for Lender agreeing, at Borrower’s request, to enter into the Third A&R Forbearance Agreement, the Borrower granted Lender or a designated subsidiary of Lender a Stock Purchase Warrant dated October 30, 2002, for the right to purchase 721,510, shares of the Borrower’s common stock pursuant to the terms and conditions as set forth in the Stock Purchase Warrant.  The Third A&R Forbearance Agreement amended and restated the terms and conditions of the Second A&R Forbearance Agreement.  This Agreement is intended to amend and restate the terms and provisions of the Third A&R Forbearance Agreement.

1.10                           Borrower’s Request.  Borrower continues to be in default in the payment and/or performance of the Note and other Loan Documents.  Borrower acknowledges that the indebtedness evidenced by the Note is due and owing to the Lender without right of setoff, and such indebtedness has not been paid in accordance with the terms of the Loan Documents.  Borrower has requested that the Lender forebear from exercising its rights and remedies under the Loan Documents for a period of time as specified herein in reliance upon the covenants, representations, and warranties of Borrower and for other good and valuable consideration.

The term “Loan Documents” shall include the Credit Agreement, the Note, the First Amendment, the Second Amendment, the Credit Card Balance, the Forbearance Agreement, the A&R Forbearance Agreement, the Second A&R Forbearance Agreement, the Third A&R Forbearance Agreement, this Agreement and all guaranties and other writings, documents, instruments, security agreements contemplated herein or therein, respectively.  The term “Obligations” shall include the Note, the Credit

Card Balance, all obligations as otherwise set forth in any of the Loan Documents and all other obligations pursuant to which Borrower or any guarantor may owe performance or payment to Lender.  The term “Indebtedness” shall include the Note, the Credit Card Balance and all other indebtedness owing from Borrower or any guarantor to Lender.

2.                                       Acknowledgment of Amounts Due and Maturity Date.   Lender and Borrower acknowledge that as of the beginning of business on February 25, 2003, the outstanding balance in respect of the Indebtedness was as follows:

	Principal	Accrued and Unpaid Interest

Note:	$1,655,656.25	$9,485.53

Credit Card Balance:	$140,134.62

Subject to Section 16 hereof, Borrower waives any and all rights to notice of payment default or any other default, protest and notice of protest, dishonor, diligence in collecting and the bringing of suit against any party, notice of intention to accelerate, notice of acceleration, demand for payment and other notices whatsoever regarding the Credit Agreement, as amended, the Indebtedness, or any other Loan Documents, and further waives any claims that any notices previously given are insufficient for any reason.  Borrower further agrees that the Indebtedness set forth above is presently due and payable in full to Lender without discount or offset, and any claims or defenses thereto are waived and released herein.

3.                                       No Further Advances.  Borrower acknowledges and agrees that it shall not be entitled to, nor shall Borrower request, any additional advances under the Credit Agreement, the Note, or any other Loan Documents.  Furthermore, Borrower shall not request nor shall Lender be obligated to issue any further or additional letters of credit.

4.                                       No Waiver. The execution, delivery and performance of this Agreement by Lender and the acceptance by Lender of performance of Borrower hereunder (a) shall not constitute a waiver or release by Lender of any default that may now or hereafter exist under the Loan Documents, (b) shall not constitute a novation of the Loan Documents as it is the intent of the parties to modify the Loan Documents as expressly set out herein, and (c) except as expressly provided in this Agreement, shall be without prejudice to, and is not a waiver or release of, Lender’s rights at any time in the future to exercise any and all rights conferred upon Lender by the Loan Documents or otherwise at law or in equity, including but not limited to the right to accelerate the Indebtedness, if not already accelerated, and to institute collection proceedings against Borrower and/or any right against any other person or entity not a party to this Agreement.  Similarly, the execution, delivery, and performance of this Agreement by Borrower and the acceptance by Borrower of the performance by Lender hereunder shall not, subject to the express provisions of this Agreement, constitute a waiver or release of any of Borrower’s rights under the Loan Documents; provided, however, that Borrower waives any and all claims now or hereafter arising from or related to any delay by Lender in exercising any rights or remedies under the Loan Documents, including, without limitation, any delay in foreclosing on any collateral securing the Indebtedness.

5.                                       Forbearance. So long as this Agreement is not terminated as provided herein, the Lender agrees not to foreclose or attempt to foreclose any collateral securing the Indebtedness, institute suit for collection of the Indebtedness against Borrower or any guarantor, or exercise any other remedies available to it under the Loan Documents or under applicable law for a period of time commencing on the date hereof and extending through and including May 31, 2003 at 5:00 p.m. (the “Forbearance Period”).  Upon termination of the Forbearance Period, or otherwise under the provisions of this Agreement, or if all amounts due and owing under the Credit Agreement, the Indebtedness or other Loan Documents, are not paid in full on or before the expiration of the Forbearance Period, Lender may seek to foreclose upon any collateral and to exercise any other remedies to which Lender may be entitled under the Loan Documents, or applicable law to collect amounts due under the Indebtedness, the Credit Agreement or any other Loan Documents.  Borrower agrees that Borrower will not during the Forbearance Period, initiate any action of any kind against Lender with respect to the Loan Documents, exercise any remedy available under the Loan Documents or otherwise, or make or suffer to exist any type of demand upon Lender with respect to the Obligations.

6.                                       Interest Rate.  During the Forbearance Period, all Indebtedness owed by Borrower to Lender under the Loan Documents shall continue to bear interest at the per annum rate equal to the sum of the Prime Rate plus four percent (4.0%).  The Prime Rate shall be that variable per annum rate announced, from time to time, by the Lender as its Prime Rate.

7.                                       Interest Payments. Borrower shall continue to make the interest payments required by the Forbearance Agreement on or before the 15th day of each month until the Indebtedness is paid in full.  Such payments shall continue on March 15, 2003, at which time the Borrower shall pay all accrued and unpaid interest due on the Indebtedness.

8.                                       Final Payment.  The Borrower shall pay all outstanding principal and all accrued and unpaid interest on or before the end of the Forbearance Period.

9.                                       Loan Fee.  Borrower acknowledges and affirms that a loan fee in the amount of $50,000.00 is due and owing to the Lender pursuant to the terms of the Second A&R Forbearance Agreement (the “Loan Fee”).  Borrower shall pay Lender the Loan Fee on or before the expiration of the Forbearance Period or upon an event of default as set forth herein, and such payment shall not be applied to the payment of the Indebtedness. Notwithstanding the foregoing, if the Borrower pays the Lender the entire outstanding Indebtedness on or before the expiration of the Forbearance Period and provided no event of default has occurred, the Lender agrees to waive the payment of the Loan Fee.

10.                                 Forbearance Fee.  Borrower acknowledges and affirms that a forbearance fee in the aggregate amount of $100,000.00 is due and owing to the Lender pursuant to the terms of the Third A&R Forbearance Agreement (the “Forbearance Fee”).  The Borrower shall pay the Lender the Forbearance Fee on or before the expiration of the Forbearance Period or upon an event of default as set forth herein, and such payment shall not be applied to the payment of the Indebtedness.  Notwithstanding the foregoing, if the Borrower pays the Lender the entire outstanding Indebtedness on or before the expiration of the Forbearance Period and provided no event of default has occurred, the Lender agrees to waive the payment of the Forbearance Fee.

11                                    Tangible Net Worth.   Paragraph 6.3(H) of the Credit Agreement is amended to read as follows:  “Permit its Tangible Net Worth plus Subordinated Debt to be less than $2,000,000.00.”

12.                                 Borrowing Base.        Notwithstanding any other provision of this Agreement or the Loan Documents, the aggregate principal amount of the Indebtedness outstanding at any one time shall not exceed the Borrowing Base.   Should the Indebtedness exceed the Borrowing Base, Borrower shall immediately prepay the excess amount to Lender.  “Borrowing Base” means the sum of 75% of Eligible Accounts and 40% of Eligible Inventory.  “Eligible Accounts” means an Account of the Borrower: (i) which arises from a bona fide, outright sale of inventory or for services performed, or expenses incurred in the normal course of business; (ii) which is based upon a valid, enforceable and legally binding order or contract; (iii) as to which an invoice for payment has been sent to the account debtor and for which the account debtor is unconditionally obligated and liable to make payment thereof; (iv) in and to which the rights of the Borrower are absolute and not subject to any assignment, claim, lien or security interest (except in favor of Lender); (v) except as otherwise agreed by Lender, which is not an intracompany account or an account receivable between the Borrower and any affiliate of the Borrower; (vi) which is not evidenced by any note, chattel paper, trade acceptance, draft, check or other instrument with respect thereto or in payment thereof; (vii) except as otherwise agreed by Lender, as to which the account Borrower thereof has not died and is not the subject of dissolution, liquidation, termination of existence, insolvency, business failure, receivership, bankruptcy, readjustment of debt, assignment for the benefit of creditors or similar proceedings; (viii) which has not been outstanding for more than 90 days from date of invoice; (ix) which is not owed by an account debtor not a resident of the United States; (x) which is not an account owed by a debtor from which 20% or more of the aggregate amount owed from such debtor is more than 90 days past due from the date of invoice; (xi) which is not owed by any governmental entity; (xii) which is not owed by a contractor; (xiii) which is not an account that is bonded or secured by a bond; and (xiv) which is not an account otherwise unacceptable to Lender.  At any particular date, the Eligible Accounts shall be the sum of the unpaid principal balance of all of the Eligible Accounts, as defined above.  “Eligible Inventory” shall mean that Inventory physically located in the United States owned by the Borrower and in which Lender holds a perfected first priority security interest that constitutes: (a) finished goods in marketable condition; and (b) raw materials reasonably necessary to meet the Borrower’s production requirements for a period of twelve (12) months.  For purposes hereof, Eligible Inventory shall be valued at the lower of cost or market value.

13.                                 Borrowing Base Certificate and Compliance Statement.   Prior to the 20th day of each and every month hereafter, the Borrower shall provide to Lender a Borrowing Base Certificate and Compliance Statement in the form attached hereto as Exhibit “A” signed by an officer of Borrower.

14.                                 Tax Refunds.  Upon the first to occur of an event of default as set forth in Section 21 of this Agreement or the termination of the Forbearance Period, the Borrower shall pay Lender 50% of any federal or state tax refunds from any governmental entity (the “Refunds”) including, but not limited to, 50% of the $202,000.00 in Refunds received by Borrower before the date of this Agreement.  Any refund payment received by Lender shall be applied to the payment of the Indebtedness.

15.                                 Purchase Agreement.  As a condition for Lender agreeing to enter this Agreement, Borrower agrees that it shall execute a purchase and sale agreement regarding the sale of Borrower on or before April 15, 2003.  If Borrower fails to execute a purchase and sale agreement by April 15, 2003, this Agreement shall automatically terminate on such date.

16.                                 Compliance with Loan Documents. During the term of this Agreement, Borrower shall fully and faithfully comply with all of the terms of the Loan Documents including the Forbearance

Agreement, the A&R Forbearance Agreement, the Second A&R Forbearance Agreement and the Third A&R Forbearance Agreement, the terms of which shall remain in full effect unless modified herein.  Upon Borrower’s failure to fully and faithfully timely pay Lender any of the payments set forth in this Agreement, the term of this Agreement shall immediately end and terminate without the necessity of notice or demand, and Lender shall be entitled to pursue any and all remedies.  Upon the occurrence of Borrower’s failure to fully and faithfully perform any other obligation with respect to the Loan Documents, the Borrower shall be entitled to such notice and opportunity to cure, if any, as provided in the Loan Documents.

17.                                 Patents.  Borrower hereby agrees that it will take any action reasonably requested by the Lender to insure the attachment, perfection and first priority of, and the ability of the Lender to enforce, the Lender’s security interest in all of the Borrower’s patents received, patent applications or patents that are pending and other intellectual property including, without limitation, any filings that may need to be made with the United States Patent and Trademark Office, any other governmental entity or agency or any other entity or agency of any kind.

18.                                 Representations and Warranties. In order to induce Lender to execute, deliver, and perform this Agreement, Borrower warrants and represents to Lender that:

(a)                                  this Agreement is not being made or entered into with the actual intent to hinder, delay, or defraud any entity or person;

(b)                                 this Agreement is not intended by the parties to be a novation of the Loan Documents and, except as expressly modified herein, all terms, conditions, rights and obligations as set out in the Loan Documents are hereby reaffirmed and shall otherwise remain in full force and effect as originally written and agreed;

(c)                                  no action or proceeding, including, without limitation, a voluntary or involuntary petition for bankruptcy under any chapter of the Federal Bankruptcy Code, has been instituted by or against the Borrower;

(d)                                 to the best of Borrower’s knowledge, and with the sole exception of financial statements projecting profitability for the periods ending September 30, 2002, and December 31, 2002, all balance sheets, and cash flow statements, and all information provided by Borrower to Lender prior to the date hereof, including, without limitation, all financial statements, balance sheets, and cash flow statements, were, at the date of delivery, and are, as of the date hereof, true and correct in all material respects.  Borrower recognizes and acknowledges that Lender is entering into this Agreement based in part on the financial information provided to Lender by Borrower and that the truth and correctness of that financial information is a material inducement to Lender in entering into this Agreement.  During the term of this Agreement, Borrower agrees to advise Lender promptly in writing of any and all new information, facts, or occurrences that would in any way materially supplement, contradict, or affect any financial statements, balance sheets, cash flow statements, or similar items furnished to Lender;

(e)                                  this Agreement and the Loan Documents constitute the entire agreement among Lender and Borrower with respect to this matter;

(f)                                    Borrower hereby reaffirms to Lender that Lender has a perfected first priority secured interest in all of Borrower’s patents received, applied for or that are pending and other intellectual property and that Lender has the ability to enforce Lender’s security interest in such patents and other intellectual property; and

(g)                                 attached hereto as Exhibit “B” is a complete list of all of Borrower’s patents that have been received, applied for or that are pending and Borrower confirms that no other patents, patent applications or pending patents exist.

19.                                 Bankruptcy.   In entering into this Agreement, Borrower and Lender hereby stipulate, acknowledge and agree that Lender gave up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgments and warranties of Borrower as contained herein and that Lender would not have entered into this Agreement but for such promises, representations, acknowledgments, agreements, and warranties, all of which have been accepted by Lender in good faith, the breach of which by Borrower in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any such bankruptcy petition pursuant to 11 U.S.C. § 1112(b).  As additional consideration for Lender agreeing to forbear from immediately enforcing its rights and remedies under this Agreement and in the Loan Documents, including but not limited to the institution of foreclosure or collection proceedings, Borrower agrees that in the event a bankruptcy petition under any Chapter of the Bankruptcy Code (11 U.S.C. §101, et seq.) is filed by or against any Borrower at any time after the execution of this Agreement, Lender shall be entitled to the immediate entry of an order from the appropriate bankruptcy court granting Lender complete relief from the automatic stay imposed by §362 of the Bankruptcy Code (11 U.S.C. §362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgment and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Agreement attached thereto.  Borrower specifically agrees (i) that upon filing a motion for relief from the automatic stay, Lender shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of the Lender to establish or prove the value of any collateral, the lack of adequate protection of its interest in any collateral, or the lack of equity in any collateral; (ii) that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be “for cause” pursuant to §362(d)(1) of the Bankruptcy Code (11 U.S.C. §362 (d)(1); and (iii) that Borrower will not directly or indirectly oppose or otherwise defend against Lender’s efforts to gain relief from the automatic stay. This provision is not intended to preclude Borrower from filing for protection under any Chapter of the Bankruptcy Code.  The remedies prescribed in this paragraph are not exclusive and shall not limit Lender’s rights under the Loan Documents, this Agreement or under any law.  All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for Lender entering into this Agreement.

20.                                 Release.  Borrower hereby remises, releases, and forever discharges Lender, its successors and assigns, its officers, directors, employees, agents and attorneys (collectively, “Released Parties”) of and from all actions, causes of action, suits, proceedings, debts, contracts, claims, damages, liability and demands whatsoever, known or unknown, in law or equity, which Borrower ever had or now has, by reason of any matter, cause, or thing whatsoever arising from the actions or inactions of the Released Parties prior to the date hereof including any matter relating to the Agreement, the Loan Documents (collectively, “Released Matters”); and Borrower covenants not to sue any of the Released Parties with respect to the Released Matters.  The release and covenant not to sue set forth in this Section are intended by the parties to be as broad and comprehensive as possible.  However, this release will not cover any intentional torts or acts of gross negligence.

21.                                 Default.  Lender shall be entitled to pursue each and every remedy hereunder and under the Loan Documents, at Lender’s sole option, upon the occurrence of any of the following:

(a)                                  Borrower files a petition for bankruptcy under any chapter of the Federal Bankruptcy Code or takes advantage of any other debtor relief law, or an involuntary petition for bankruptcy under any chapter of the Federal Bankruptcy Code is filed against Borrower, or any other judicial action is taken with respect to Borrower by any creditor;

(b)                                 Lender discovers that any representation or warranty made herein by Borrower was or is untrue, incorrect or misleading in any material respect;

(c)                                  After the date of this Agreement, and except for the financial covenants set forth in Section 6.3 (I) and (J) of the Credit Agreement, Borrower’s breach or default in the performance of any covenant or agreement contained in this Agreement or the Loan Documents;

(d)                                 Lender receives any draft or request for payment in respect of any letter of credit.

(e)                                  Borrower’s failure to comply with any of the terms and conditions of this Agreement.

22.                                 Authorization To File Financing Statements. The Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any financing statements and amendments thereto that: (i) indicate the collateral as that set forth in the Loan Documents, and (ii) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment.  The Borrower agrees to furnish any of the foregoing information to the Lender promptly upon request. The Borrower ratifies its authorization for the Lender to have filed any like initial financing statements or amendments thereto if filed prior to the date hereof.  The Lender may add any supplemental language to any such financing statement as the Lender may determine to be necessary or helpful in acquiring or preserving rights against third parties.

23.                                 Miscellaneous.

23.1  Successors and Assigns. All of the grants, covenants, terms, conditions and agreements hereof shall be binding upon and inure to the benefit of all of the assigns and successors in interest of the parties hereto.

23.2                           Modification.  Neither this Agreement nor any provision hereof may be changed, altered, waived, amended, or discharged orally, but only by an instrument reduced to writing, signed by all parties hereto.

23.3                           Choice of Law.  It is the intention of the parties hereto that the laws of the State of Michigan shall govern the validity of this Agreement, construction of its terms and the interpretation of the rights and duties of the parties.

23.4                           Paragraph Headings.  Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

23.5                           Authority.  Each party, for itself, its successors and assigns, hereby represents and warrants that it has the full capacity and authority to enter into, execute, deliver and perform this Agreement, and that such execution, delivery and performance does not violate any contractual or other obligation by which it is bound.

23.6                           Controlling Agreement.  This Agreement shall be construed to govern and control over any inconsistent provisions that may be contained in the Agreement or any other Loan Documents.

23.7                           Expenses.  Borrower agrees to pay all costs and expenses incurred by Lender in connection with this Agreement, including charges for recording, filing, appraisal and legal fees.

THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR ORAL OR WRITTEN, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date and year first above written.

BORROWER:

AMERICAN MEDICAL TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Roger W. Dartt

LENDER:

BANK ONE, N.A.

By:	/s/ Tipton J. Burch

EXHIBIT “A”

BORROWING BASE CERTIFICATE AND COMPLIANCE STATEMENT

BORROWING BASE CALCULATION

DATE:	,

Total Accounts Receivable	$

Less the Following:

Invoices over 90 days old	$
Intracompany Accounts	$
Affiliate Accounts	$
Foreign Accounts	$
Receivables subject to any assignment, claim, lien or security interest (except in favor of Bank)	$
Receivables evidenced by any note, chattel paper, trade acceptance, draft check or other instrument	$

Receivables in which the account debtor thereof has died or is the subject of dissolution, liquidation, termination of existence, insolvency, business failure, receivership, bankruptcy, readjustment of debt, assignment for the benefit of creditors or similar proceedings

$
Receivables which owed by an account debtor from which 20% or more of the aggregate amount owed from such debtor is more than 90 days past due from the date of invoice	$
Receivables owed by a Contractor	$
Receivables that are bonded or secured by a bond	$
Receivables owed by any type of governmental entity	$
Other ineligible accounts as specified by Bank	$

Total Eligible Accounts Receivable:	$

Multiplied by 75% eligibility factor	X .75

Receivable Borrowing Base	$

Eligible Inventory shall include only inventory owned by Borrower that is located in the United States and in which Bank holds a perfected first priority security interest and which is comprised of the following:	See footnote	(1)

Finished goods in marketable condition	$
Raw materials reasonably necessary to meet Borrower’s production requirements for a 12 month period	$

Total Eligible Inventory:	$

Multiplied by 40% eligibility factor	X .40

Inventory Borrowing Base	$

Total Borrowing Base	$

(1)                                  For purposes hereof, Eligible Inventory shall be valued at the lower of cost or market value.

II.	TANGIBLE NET WORTH CALCULATION

Tangible Net Worth	$

Plus Subordinated Debt

Less Floor		$(2,000,000)

Tangible Net Worth Calculation	$

III.                                 COMPLIANCE STATEMENT

I hereby certify that (i) the information set forth in the Borrowing Base Calculation and the Tangible Net Worth Calculation is complete and accurate, (ii) I have no knowledge of any material fact, which would adversely affect the Borrowing Base Calculation or the Tangible Net Worth Calculation as set forth above, (iii) as of the date of this Borrowing Base Certificate and Compliance Statement, the Borrower is in compliance with all representations, warranties and covenants set forth in the Loan Documents, including without limitation, the Fourth Amended and Restated Forbearance Agreement.

AMERICAN MEDICAL TECHNOLOGIES, INC. a Delaware corporation

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me on                     ,        by                        , as                    of American Medical Technologies, Inc., a Delaware corporation.

Notary Public

My commission expires:	My commission number is:

[Seal]

EXHIBIT “B”

LIST OF PATENTS RECEIVED, APPLIED FOR OR THAT ARE PENDING

Item # on List	Patent No.	Status
1	4,521,194
2	4,635,897
3	4,708,534
4	4,733,503
5	4,818,230
6	4,893,440
7	4,940,411
8	5,055,048
9	5,122,060
10	5,123,845
11	5,180,304	Abandoned
12	5,207,576
13	5,228,852	Abandoned
14	5,232,367
15	5,257,935
16	5,275,561
17	5,275,564	Abandoned
18	5,310,344
19	5,324,200	Abandoned
20	5,330,354
21	5,334,016
22	5,334,019
23	5,342,198
24	5,350,299
25	5,390,204
26	5,507,739	Abandoned

27	5,525,058
28	5,621,745
29	5,746,596
30	5,748,655	Inactive/Client Drop

31	5,752,829
32	5,759,031	Abandoned
33	5,832,013	Inactive/Client Drop
34	6,019,605
35	6,075,714
36	6,309,216B1